Exhibit 99.1

Sylvamo to Suspend Russian Operations

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 7, 2022--Sylvamo (NYSE: SLVM) is beginning an orderly suspension of operations in Russia. The suspension will focus on employee and contractor safety and environmental stewardship. It will be conducted in a manner to allow a resumption of full operations in an environment consistent with the company’s values.

“We are suspending operations in Russia,” said Jean-Michel Ribiéras, chairman and chief executive officer. “We are appalled by the suffering and loss of lives in Ukraine, and we continue to hope for an immediate cease-fire agreement and diplomatic resolution.”

The company is also announcing a $250,000 donation to the International Committee of the Red Cross to assist the people of Ukraine.

Sylvamo will continue to assess various options for its operations in Russia, which could include a sale or exit. The company will continue adhering to imposed legal restrictions and government sanctions. The announcement does not imply that Sylvamo is initiating any bankruptcy or liquidation proceedings in Russia.

Earnings Guidance

On Feb. 11, 2022, Sylvamo provided earnings guidance for the first quarter of 2022. The estimates included in such guidance were current as of the date given and are not being updated or reaffirmed by this news release.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 7,500 colleagues. Net sales for 2021 were $3.5 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements relating to the manner in which the operations in Russia will be suspended, the focus of the suspension, our ability to resume operations in Russia, our continued assessment of options in Russia, including a sale or an exit, and our continued adherence to imposed legal restrictions and government sanctions. These forward-looking statements reflect Sylvamo’s current intentions, expectations or beliefs. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Sylvamo does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Contacts

Adam Ghassemi
901-419-4436
adam.ghassemi@sylvamo.com